Exhibit 10.3

DRILLING CONTRACT

This drilling contract entered into this _7th__ day of October, 2008 by and between:

Operator:	John D. Oil and Gas Company
Address:	8500 Station St. Suite 345, Mentor, OH 44060
Contractor:	Great Plains Exploration, LLC
Address:	8500 Station St. Suite 113, Mentor, OH 44060

In consideration of mutual promises and agreements herein contained, OPERATOR engages CONTRACTOR as an independent contractor to drill the hereinafter designated well(s) in search of oil and/or gas, in conformity herewith.

A.	NAME AND LOCATION OF WELLS Alpha Plaza Investments, Ltd. Property-Highland Heights, Ohio

B.
TIME ELEMENT: CONTRACTOR agrees to commence operations for drilling of well(s) by November 1, 2008, and to diligently proceed with drilling of the well(s). It is agreed by both parties that time is of the essence in this contract.

C.
Depth: CONTRACTOR agrees to drill the well(s) with due diligence to a depth Of 3,000 + or - feet or to the Clinton formation as specified by the OPERATOR. OPERATOR must be present at completion of well. Dayrates will apply until OPERATOR or his REPRESENTATIVE is available to complete the well.

D.	OBLIGATIONS OF CONTRACTOR
1.	To drill the well or wells on a fluid footage basis for the sum of $18.00 per foot

2.	To do and perform any and all things necessary or incidental to the proper drilling of the well(s).

3.	To comply with all rules and regulations of the State of Ohio and other agencies having jurisdiction.

4.	To furnish, by telephone call, a detailed daily drilling report to OPERATOR'S office at 440-255-6325 before 11:00 AM.

5.	To furnish OPERATOR a copy of CONTRACTOR'S daily time sheets and geolograph copy upon completion of drilling operation.

6.	To furnish all equipment and labor for the drilling of the well(s) including bits, fuel, drill pipe, and other services and materials as may be specified within this contract.

7.	To drill a proper diameter hole to set surface and other casing and supply drilling bits, as needed, for the same.

8.	To drill a 7-7/8" diameter hole to contract depth and supply drilling bits, as needed, for the same.

9.	To notify local inspector for the Ohio Department of Natural Resources, Division of Mineral Resources Management, when needed.

10.	To collect, wash and sack samples at intervals designated by OPERATOR.

11.
To furnish rig time of up to 24 hrsfor running and cementing of 8-5/8" surface casing, logging and running 4-1/2" production casing. If new or used surface or production casing is supplied by OPERATOR to CONTRACTOR, any problems arising from same, (i.e. separation, "fishing", etc.), OPERATOR shall be responsible for all expenses thereof, including day work rates of CONTRACTOR unless caused by CONTRACTOR'S negligence.

A.	All other time will be billed at $450.00per hour.

B.
If in the event that conductor pipe needs to be cemented, dayrates will apply from spud time until back out from under conductor with the footage needed to drill conductor hole deducted from the total depth of the well.

12.	To Drill the well(s) at the site designated by the OPERATOR.

13.
If for any reason air drilling cannot continue due to flare, gas in hole, water in hole, permit conditions, operator's instructions, etc. then dayrates will begin form the point that air drilling stopped. Dayrates will apply as follows:

With Drill Pipe
Without Drill Pipe $450.00 per hour Stand-By Without Crew

14.	To carry at all times during the term of this Agreement at CONTRACTOR'S expense, insurance of the type and in minimum amounts as follows.

A.	Statutory workers' compensation and employer's liability insurance covering all of the contractor's employees.

B.
Comprehensive general liability insurance with limits of $5,000,000 per occurrence for death or bodily injury or property damage, naming as additional insureds OPERATOR, Lucky Brothers, LLC, and Alpha Plaza Investments, Ltd.

C.	Automobile liability insurance with limits of $1,000,000 per occurrence combined limit for bodily injury and property damage.

D.
CONTRACTOR agrees to provide OPERATOR, Lucky Brothers, LLC, and Alpha Plaza Investments, Ltd. with a certificate of insurance evidencing coverage's upon request by OPERATOR, Lucky Brothers, LLC, or Alpha Plaza Investments, Ltd.

E.
CONTRACTOR shall indemnify, defend and save harmless OPERATOR, Lucky Brothers, LLC, and Alpha Plaza Investments, Ltd. in connection with any and all claims for injury to or damage of personal property and for injury or death to persons occasioned by the acts of CONTRACTOR, CONTRACTOR’S employees, agents, and servants.

15.
CONTRACTOR agrees to pay all claims for labor, material, services, and supplies furnished by CONTRACTOR hereunder and agrees to allow no lien or charge to be fixed upon the lease, the well(s), the land on which the well(s) is/are to be drilled, or other property of OPERATOR. CONTRACTOR agrees to indemnify, protect and save OPERATOR harmless from and against all such claims and liens.

16.
Should the hole, for any cause attributable to CONTRACTOR'S negligence be lost or damaged while CONTRACTOR is engaged in the performance of work hereunder on a footage basis, all such loss or damage to the hole shall be borne by CONTRACTOR. If the hole is not in condition to be carried to the contract depth, CONTRACTOR shall properly plug and abandon the hole and, if requested by OPERATOR, commence a new hole without delay at the CONTRACTOR'S cost. The drilling of the new hole shall be conducted under the terms and conditions of this Contract and in the same manner as though it were the hole that had been lost or damaged. In such case, CONTRACTOR shall not be entitled to any payment or compensation for expenditures made or incurred by CONTRACTOR or in connection with the abandoned hole. If any casing or material cannot be recovered from the lost hole or, if recovered, is damaged beyond further use, and provided such loss or damage was the result of or caused by CONTRACTOR'S negligence, CONTRACTOR shall replace all such casing or materials at CONTRACTOR’S cost.

17.
CONTRACTOR shall be an independent contractor with respect to performance of all work hereunder and neither CONTRACTOR nor anyone employed by CONTRACTOR shall be deemed for any purpose to be the employee, agent, servant, or representative of the OPERATOR in the performance of any work or service or any part thereof in any manner dealt with hereunder, OPERATOR shall have no direction or control of CONTRACTOR or of its employees and agents except in the results to be obtained. Work contemplated herein shall meet the approval of OPERATOR and shall be subject to the general right of inspection provided for the operator to secure the satisfactory completion thereof.

CONTRACTOR agrees not to sublet or assign any of the work required hereunder, except for the work normally performed by subcontractors, without the express written consent of OPERATOR.

In the event of the failure or inability of CONTRACTOR to perform any of its obligations hereunder in a timely manner, OPERATOR shall have all rights remedies provided by law, including without limitation the right to immediately terminate this agreement.

18.	Other duties and obligations of CONTRACTOR:
A.	Provide 1 (one) frac tank for cementing.
B.	Provide 1 (one) Dozer to help with equipment and trucks.
C.	To provide fresh water.
D.	In the event that OPERATOR provides a dozer to build location or dig pits, all dozer time will be billed at $85.00 per hour and operator travel time will be billed at $35.00 per hour.
E.	In the event that OPERATOR provides a skid steer broom/bucket for roadway mud cleaning, it will be billed at $45.00 per hour and operator travel time will be billed at $35.00 per hour.

E.	OBLIGATIONS OF OPERATOR:

1.	To stake and provide state drilling permit and surety bond.

2.
OPERATOR will notify CONTRACTOR of any impending road regulations, including Frost Laws, which may restrict CONTRACTOR from moving or relocating his equipment. OPERATOR is not responsible due to CONTRACTOR'S negligence and if negligent, CONTRACTOR will be held liable.

3.
To furnish right of way into and out of location and to be fully responsible for land and crop damage, except as set forth as above. OPERATOR is not responsible for CONTRACTOR'S negligence, and if negligent, CONTRACTOR will be held liable.

4.	To backfill pits and restore location.

5.	To furnish all casing, float equipment, cement equipment, head equipment, and cement.

6.	To furnish all plugging material if well is dry. If well is to be plugged, OPERATOR will pay at day work rate after remainder of rig time allowable is used. (D-11).
7.	OPERATOR shall pay in full within 30 days of CONTRACTOR'S invoice date. A one percent (1%) interest charge will be added each month.

8.
UNDERGROUND DAMAGE: OPERATOR agrees to defend and indemnify CONTRACTOR for any and all claims against CONTRACTOR resulting from operations under this Agreement on account of injury to, destruction of or loss or impairment of any property right in or to oil, gas or other mineral substance or water, if at the time of the act or omission causing such injury, destruction, loss, or impairment, said substance had not been reduced to physical possession above the surface of the earth, and for any loss or damage to any formation, strata, or reservoir beneath the surface of the earth.

9.	LIABILITY FOR WILD WELL: CONTRACTOR shall be liable for the costs of regaining control of any wild well, as well for the costs of removal of any debris, and shall indemnify OPERATOR in this regard.

10.
JURISDICTION AND VENUE: This Agreement shall be governed in all respects by law of the State of Ohio, without regard to conflict of laws or provisions thereof Any action filed by either party as a result of a dispute resulting from this Agreement shall only be filed in the Common Pleas Court of Lake County, Ohio, or in the United States District Court for the Northern District of Ohio, Eastern Division it being expressly agreed by the parties that said forums shall have exclusive and sole jurisdiction and venue to hear disputes between the parties arising out of this Agreement.

11.	Other duties and obligations of OPERATOR:
A. Necessary County and/or local permits.
B.  Furnish access way, culvert and rock as necessary.
C.  Provide Trackhoe if needed.
D.  Provide mud or road scraper.
E.  Provide Porta-Jon on location.
F.  Provide pit liners and/or reinforced pit liners.
G.  All soap, mud and chemicals needed to drill well.
H.  Fuel surcharge on anything over $1.00 per gallon times the depth of the well.
I.    Location and pits of suitable size to drill well.

IN WITNESS WHEREOF, the parties hereto have set their signatures and executed this instrument as of the date and year first above written.

CONTRACTOR:		OPERATOR:

Great Plains Exploration, LLC		John D. Oil and Gas Company

By:	/GREGORY J. OSBORNE	By:	/GREGORY J. OSBORNE/

Its: PRESIDENT ___________________		Its: PRESIDENT ________________________